Exhibit 10.1

SOUTH PLAINS FINANCIAL, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

PREAMBLE

The Company hereby adopts the Plan effective as of the Effective Date.  The purpose of the Plan is to provide Change in Control Severance Benefits to eligible Executives upon a Qualifying Termination.  The Plan is intended to be a "top hat" plan under ERISA.

SECTION 1
DEFINITIONS

When used in capitalized form in the Plan, the following words and phrases have the following meanings, unless the context clearly indicates that a different meaning is intended:

1.1       "Affiliate" means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.  For purposes of this definition, "control," when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

1.2         "Base Pay" means the Executive's annual base salary at the rate in effect immediately before the Executive's Qualifying Termination or, if greater, in effect immediately prior to the Change in Control.

1.3         "Board" means the Board of Directors of the Company.

1.4        "Cause" means Cause within the meaning of the South Plains Financial, Inc. 2019 Equity Incentive Plan, as amended from time to time, and/or any similar plan that replaces or supplements the South Plains Financial, Inc. 2019 Equity Incentive Plan.

1.5        "Change in Control" means a Change in Control within the meaning of the South Plains Financial, Inc. 2019 Equity Incentive Plan, as amended from time to time, and/or any similar plan that replaces or supplements the South Plains Financial, Inc. 2019 Equity Incentive Plan.

1.6         "Change in Control Severance Benefits" means (a) the Change in Control Severance Pay, plus (b) the benefits relating to outstanding Equity Awards that may become available under Section 3.3.

1.7       "Change in Control Severance Pay" means the change in control severance pay provided for in the Participation and Award Agreement for an Executive.

1.8      "Code" means the Internal Revenue Code of 1986, as amended, and the U.S. Treasury regulations and administrative guidance promulgated thereunder.  Any reference to a section of the Code includes a reference to any successor or amended section of the Code.

1.9         "Company" means South Plains Financial, Inc., a Texas corporation, and any successor to thereto.

1.10       "Effective Date" means July 15, 2020.

1.11       "Employer" means the Company and each Affiliate that participates in the Plan.

1.12       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, including all regulations promulgated pursuant thereto.

1.13       "Equity Award" or "Equity Awards" means any award of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units, or any other equity award or equity-based award (including any such equity-based award settled in cash), in all cases granted pursuant to a Company plan, arrangement or agreement.

1.14       "Executive" means an individual who (a) is a common law U.S.-based employee of an Employer; (b) is designated to participate in the Plan by the Plan Administrator in its sole discretion; (c) receives a Participation and Award Agreement from the Company; (d) timely executes and delivers to the Company such Participation and Award Agreement (as determined by the Plan Administrator in its sole and absolute discretion); (e) is not covered by another written agreement, policy or plan with the Company or an Affiliate that contains any severance payments upon a termination of employment; and (f) is not covered by another written agreement with the Company that contains a severance provision for a termination in connection with a Change in Control (e.g., not covered by an employment agreement with an Employer that contains change in control severance provisions).  Attached hereto as Appendix A is a list of the Executives that are eligible to participate in the Plan, as may be updated from time to time by the Plan Administrator.

1.15      "General Release" means the agreement, in a form provided by the Company, which an Executive must execute in order to receive the Change in Control Severance Benefits under the Plan.  Under the General Release, the Executive will agree to relinquish any and all known and unknown claims dealing with specific acts between the parties that the Executive may have against the Company or any of its Affiliates.

1.16       "Good Reason" means, if the Executive is a party to an employment agreement or similar agreement between the Executive and the Company or any Affiliate and such agreement provides for a definition of "Good Reason" (or substantially similar term), the definition contained therein.  If no such agreement exists, or if any such agreement exists but "Good Reason" (or substantially similar term) is not defined therein, then Good Reason means, unless otherwise provided in a Participation and Award Agreement, as determined by the Plan Administrator in its sole and absolute discretion, the occurrence of any one or more of the following events: (1) a material diminution in the Executive's base salary; (2) a material diminution in the nature or scope of the Executive's authority, duties or responsibilities from those applicable to him as of the Effective Date; (3) the Company or any Affiliate requiring the Executive to be based at any office or location more than sixty (60) miles from the Executive's principal place of employment prior to being asked to switch offices or locations; or (4) a material breach by the Company or any Affiliate of any term or provision of any material agreement between the Company or any Affiliate and the Executive.  No event or condition described in this Section 1.16 will constitute Good Reason unless, (x) within ninety (90) days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 1.16, the Executive provides the Plan Administrator written notice of his or her intention to terminate his or her employment or engagement for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Plan Administrator within twenty (20) business days of the Plan Administrator's receipt of such notice (or, in the event that such grounds cannot be corrected within such twenty (20) business-day period, the Plan Administrator has not taken all reasonable steps within such twenty (20) business-day period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates his or her employment or engagement with the Company or any Affiliate immediately following expiration of such twenty (20) business-day period.  For purposes of this Section 1.16, any attempt by the Plan Administrator to correct a stated Good Reason will not be deemed an admission by the Plan Administrator that the Executive's assertion of Good Reason is valid.

1.17      "Participation and Award Agreement" means the participation and award agreement delivered by the Company to an Executive informing him or her of the Executive's participation in the Plan and setting forth the Executive's Change in Control Severance Pay.

1.18       "Plan" means the South Plains Financial, Inc. Executive Change in Control Severance Plan, as set forth in this document and as amended from time to time.

1.19       "Plan Administrator" means the Compensation Committee of the Board, or such person or committee appointed by the Compensation Committee to administer the Plan.

1.20       "Pro-Rata Bonus" means an amount equal to (a) the annual bonus, if any, that the Executive would have earned for the entire fiscal year in which the Qualifying Termination occurs at target level; multiplied by (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year.

1.21     "Qualifying Termination" means the Termination of an Executive during the twenty-four (24)-month period immediately following a Change in Control either (a) by the Employer without Cause or (b) by the Executive for Good Reason.  In no event will Termination of an Executive as a result of any of the following circumstances result in a Qualifying Termination: (w) the Executive's death, (x) the Executive's Disability, (y) a Termination by the Employer of the Executive's employment with the Employer for Cause, or (z) a Termination by the Executive of his or her employment with the Employer for a reason other than Good Reason.

1.22       "Section 409A" means Section 409A of the Code.

1.23      "Termination" means a "separation from service," as defined in Section 409A, of an Executive with respect to an Employer and which separation both the Employer and the Executive reasonably believe to be permanent; provided, however, that a transfer of an Executive's employment from one Employer to another Employer will not constitute a Termination.

1.24       "Termination Date" means the date on which the Executive's Qualifying Termination occurs.

SECTION 2
ELIGIBILITY

2.1        Eligibility for Benefits.  Subject to the terms and conditions set forth in the Plan, an Executive will become entitled to receive Change in Control Severance Benefits only if the Executive (i) experiences a Qualifying Termination and (ii) timely executes and does not revoke a General Release in accordance with Section 2.3.

2.2         Death of an Executive.  If an Executive whose employment terminated as a result of a Qualifying Termination dies after his or her Termination Date but before the Executive received the Change in Control Severance Benefits to which he or she was entitled, the Change in Control Severance Benefits will be paid to such Executive's surviving spouse as then reflected in the Employer's records or, if such Executive does not have a surviving spouse reflected in the Employer's records, to the Executive's estate.  If the General Release with respect to a deceased Executive has not become final, in accordance with Section 2.3, by the date of the Executive's death, then the Executive's surviving spouse or estate, as applicable, must timely sign, deliver and not revoke the General Release in accordance with Section 2.3.

2.3         Requirement for Release.  No Change in Control Severance Benefits will be paid to any Executive unless that Executive, in the sole determination of the Plan Administrator, has properly executed and delivered to the Company a General Release and such General Release has become irrevocable as provided therein within fifty-five (55) days following his or her Termination Date.  To be "properly executed," such General Release must be (among other requirements the Plan Administrator may establish) executed on or after the Executive's Termination Date and must not be revoked within the seven-day (7) period immediately following the Executive's execution of the General Release (i.e., upon expiration of such seven (7) days, the General Release is irrevocable by the Executive).

SECTION 3
BENEFITS

3.1        Amount of Change in Control Severance Pay.  Subject to the terms and conditions of the Plan, an Executive who has a Qualifying Termination will, upon the timely satisfaction of the conditions to payment of Change in Control Severance Benefits set forth in the Plan (such satisfaction to be determined by the Plan Administrator in its sole discretion), be entitled to receive the Change in Control Severance Pay.

3.2        Form and Timing of Payment of Change in Control Severance Pay.  Subject to the terms and conditions of the Plan, Change in Control Severance Pay will be paid to the Executive in the form of a lump-sum cash payment as soon as administratively practicable following the expiration of the period during which the Executive may revoke the General Release in accordance with Section 2.3, but in all events no later than the sixtieth (60th) day following the Executive's Termination Date; but if such sixty-day (60) period begins in one taxable year and ends in a subsequent taxable year, the Change in Control Severance Pay will in all events commence or be paid in such subsequent taxable year.

3.3         Treatment of Equity Awards.  Subject to the terms of the Plan and notwithstanding the terms of any Company plan or award agreement thereunder or other agreement or arrangement to the contrary, each Executive who has a Qualifying Termination will be entitled to acceleration of his or her Equity Awards in accordance with the following:

(a)          All of the outstanding unvested time-based Equity Awards held by the Executive immediately before such Qualifying Termination will immediately become fully vested;

(b)       All of the outstanding and unvested performance-based Equity Awards held by the Executive immediately before such Qualifying Termination will immediately become fully vested, with performance goals deemed to be achieved at target levels; and

(c)          With respect to the Executive's outstanding vested stock options (including any stock options that became vested pursuant to subsections (a) or (b) above), the Executive's post-termination exercise period is as set forth in the Executive's applicable award agreements under the applicable equity plan.

3.4          Application of Sections 280G and 4999 of the Code.

(a)          Notwithstanding anything in the Plan to the contrary, if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits which the Executive has the right to receive from the Company or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan will be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and/or such person(s) will be $1.00 less than three (3) times the Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive will be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).

(b)          The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

(c)          The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder if necessary will be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Company (the "280G Firm").  In order to assess whether payments under the Plan or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Company may retain the services of an independent valuation expert. Any determination required under this Section 3.4 will be made by the Company in its sole discretion.  The Company's determination will be final and binding on the Executive.

(d)          If a payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a "parachute payment" exists, exceeds $1.00 less than three (3) times the Executive's base amount, then the Executive must immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this Section 3.4 will require the Company to be responsible for, or have any liability or obligation with respect to, the Executive's excise tax liabilities under Section 4999 of the Code.

SECTION 4
ADMINISTRATION AND CLAIMS PROCEDURE

4.1        Plan Administration.  The Plan Administrator has the authority to administer the Plan.  The Plan Administrator will perform all such duties as are necessary to supervise the administration of the Plan and to control its operation in accordance with the terms thereof, including, but not limited to, the following: (i) make, amend, interpret and enforce such rules and regulations as the Plan Administrator may deem necessary or proper for the efficient administration of the Plan; (ii) interpret the provisions of the Plan and determine any questions arising under the Plan, or concerning the administration or operation thereof, including all questions of fact; (iii) determine eligibility for and entitlement to benefits, including the existence of a Qualifying Termination or other circumstances provided in Section 2; (iv) resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents; and (v) process and approve or deny all claims for benefits.  Any action by the Plan Administrator with respect to the Plan (including, without limitation, the Plan Administrator's interpretation or administration of the Plan) will be conclusive and binding upon any and all persons affected hereby, subject to the exclusive appeal procedure set forth in herein.

4.2        Claims Procedures.  An initial claim for benefit payment will be considered filed when the Plan Administrator receives a written request from an Executive or his or her authorized representative(s).

(a)          Denial of Benefits.  Any time a claim for benefits is wholly or partially denied, the person ("Claimant") must be given written notice of such action within ninety (90) days after the claim is filed, unless circumstances require an extension of time for processing.  If there is an extension, the Claimant must be notified of the extension and the reason for the extension within the initial ninety-day (90) period.  The extended time must not exceed one hundred and eighty (180) days after the claim is filed.  Such notice will indicate (i) the reason for denial, (ii) the pertinent provisions of the Plan on which the denial is based, (iii) an explanation of the claims appeal procedure set forth herein, and (iv) a description of any additional material or information required to perfect the claim and, if necessary, an explanation of why such material or information is required.

(b)          Appeal of Denial of Benefits.  Any person who has had a claim for benefits denied by the Plan Administrator or his or her designee, or is otherwise adversely affected, will have the right to request an appeal to the Plan Administrator.  Such a request must be in writing, and must be made within sixty (60) days after such person is advised of the initial claim determination or adverse action (otherwise the Claimant's right to an appeal will be forfeited upon conclusion of the sixty-day (60) period.  Additionally, such request must (i) request a review of the claim under the Plan, (ii) set forth all grounds under which the request for review is based and any facts in support thereof, and (iii) set forth any issues or comments that the Claimant deems pertinent to the appeal.  The Claimant may also submit documents, records and other information relating to the claim for benefits.  In preparing for the request for review, the Claimant will be entitled, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.  The Plan Administrator's review will take into account all comments, documents, records, and other information submitted by the Claimant and relating to the claim, without regard to whether such information was submitted or considered in the Plan Administrator's initial benefit determination.  The Plan Administrator will notify the Claimant in writing of its decision within sixty (60) days (unless the Plan Administrator determines that special circumstances require an extension of time) after receipt of the request for review.  If the Plan Administrator determines that an extension of time is required, it will, prior to expiration of the initial sixty-day (60) period, notify the Claimant, in writing, of the extension, along with an explanation of the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to reach its decision, which must not be later than one hundred twenty (120) days from the Plan Administrator's receipt of the Claimant's request for review.  If the Claimant's appeal is denied, the written notification of the Plan Administrator must contain specific reasons for the decision and refer to the specific Plan provisions on which the decision is based, and must contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim for benefits and a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.  The decision of the Plan Administrator will be final and conclusive as to any claim filed hereunder.

SECTION 5
GENERAL PROVISIONS

5.1        Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time.  Notwithstanding the foregoing, either the Board or the Plan Administrator may amend the Plan at any time to the extent necessary to comply with Section 409A or any other applicable law.  Any such amendment must, to the maximum extent possible, preserve the Plan's benefits for all then-participating Executives.

5.2         Plan Document.  The Plan, including any attached amendments, appendices and/or exhibits that are incorporated herein by reference, sets forth the entire provisions of the Plan.

5.3        Limitations on Assignments and Transfers.  Rights to benefits payable under the Plan are not subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance.

5.4         No Employment Rights.  No provisions of the Plan and no action taken by an Employer, the Board, the Plan Administrator, or any officer, employee or director, will give any person any right to be retained in the employ of any Employer or any Affiliate, and each Employer specifically reserves the right and power to dismiss or discharge any Executive for any reason or no reason and at any time.

5.5       Notice.  All notices, statements, reports and other communications from the Company to any Executive, employee or other person required or permitted under the Plan will be deemed to have been duly given when delivered to, or when mailed by first-class mail, postage prepaid and addressed to, such Executive, employee, or other person at the address last appearing on the Company's records.

5.6         Headings.  The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.

5.7      Severability.  If an arbitrator or court of competent jurisdiction determines that any term, provision or portion of the Plan is void, illegal, or unenforceable, the other terms, provisions and portions of the Plan will remain in full force and effect and the terms, provisions, and portions that are determined to be void, illegal or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by the Plan.

5.8         Section 409A.

(a)          The Plan will be interpreted to ensure that the payments contemplated hereby to be made by any Employer to an Executive are exempt from or comply with Section 409A; but nothing in the Plan will be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from any Executive to any Employer or any other individual or entity.  Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible.

(b)         Any payment under the Plan that is subject to Section 409A and that is contingent on a termination of employment is contingent on a "separation from service" within the meaning of Section 409A.  Each payment will be considered to be a separate payment for purposes of Section 409A.

(c)        If, upon separation from service, an Executive is a "specified employee" within the meaning of Section 409A, any payment to such Executive that is subject to Section 409A and would otherwise be paid within six months after the Executive's separation from service will instead be paid in the seventh month following the Executive's separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

(d)          Any taxable reimbursement due under the terms of the Plan will be paid no later than December 31st of the year after the year in which the expense is incurred and will comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

5.9         Governing Law.  The Plan is to be construed, administered, and regulated in accordance with the laws of the State of Texas (excluding any conflicts or choice of law rule or principle), except to the extent that those laws are preempted by federal law.  Any action or proceeding to enforce the provisions of the Plan must be brought in the United States District Court for the Northern District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a state court in Lubbock County, Texas) and all parties must submit to the jurisdiction of such court.

5.10      Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed to be a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed to be a waiver or relinquishment of such right or power at any other time or times.

5.11      Tax Withholding Requirements.  The amount of any withholding required to be made by any government or government agency will be deducted from the Change in Control Severance Benefits paid under the Plan to the extent deemed necessary by the Plan Administrator.  However, the Executive will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required.

5.12       Payment Errors.  If an incorrect amount is paid to or on behalf of an Executive, any remaining payments will be adjusted to correct the error.  If the error was an underpayment then an additional payment will be made as soon as administratively feasible and such underpayment will not affect the effectiveness of any agreement or release.  The Plan Administrator may take such other action it deems necessary and equitable to correct any such error, including recovering any overpayment.

5.13      Status as Unsecured Creditor/Unfunded Obligation.  All benefits under the Plan are the unsecured obligations of the Company and its Affiliates.  No assets will be placed in trust or otherwise segregated from the general assets of the Company or its Affiliates for the payment of obligations hereunder.  To the extent that any person acquires a right to receive payments hereunder, such right is no greater than the right of any unsecured general creditor of the Company or an Affiliate.

5.14      Compensation Recoupment.  Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to an Executive.  The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

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APPENDIX A